UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  May 24, 2010

BEACON POWER CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	000-31973	04-3372365
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

65 Middlesex Road

Tyngsboro, Massachusetts 01879
(Address of Principal Executive Offices)  (Zip Code)

(978) 694-9121

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01  Other Events.

As previously disclosed in a Form 8-K filed on June 11, 2009, Beacon Power Corporation (the “Company”) was selected by the New York State Energy Research and Development Authority (“NYSERDA”) for a project award valued at $2 million, subject to negotiations.  On May 24, 2010, the Company announced that it has entered into an agreement with NYSERDA, pursuant to which NYSERDA has agreed to provide partial funding for critical grid infrastructure elements at the Company’s 20 MW frequency regulation plant in Stephentown, New York, including interconnection components to allow the plant to interface with the New York power grid. NYSERDA will also fund certain other project aspects, including a visitor information center to be built at the Stephentown site.

Under the arrangement the Company will be required to install, test and demonstrate the performance of a 20 MW, 5 MWhr flywheel energy storage plant in response to a New York Independent System Operator signal for grid regulation service. The Company anticipates a staged deployment of the facility at 2 MW at a time.

The aggregate maximum amount payable by NYSERDA to the Company is $2,000,000.  The award will be provided in stages upon completion of certain milestones.  This award is in addition to the conditional commitment from the U.S. Department of Energy for a loan guarantee of approximately $43 million for the construction and operation of the Stephentown plant.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BEACON POWER CORPORATION

Dated: May 28, 2010	By:	/s/ James M. Spiezio
James M. Spiezio
Chief Financial Officer